EXHIBIT 10.9

Execution Version

Mediterranean Nautilus

Capacity Right of Use Agreement

Part I

Specific Terms and Conditions

This Part I - Specific Terms and Conditions of Capacity Right of Use Agreement (“Part I”) is entered into as of January 1, 2003 (the “Effective Date”), by and between Mediterranean Nautilus Limited, a corporation duly organized and existing under the laws of the Republic of Ireland, having its principal place of business at International House, 3 Harbourmaster Place, International Financial Services Centre, Dublin 1, Ireland (hereinafter “MN”), and 012 Golden Lines Ltd., a corporation duly organized and existing under the laws of Israel, having its principal place of business at 25 Hasivim Street, Petach Tikva 49170, Israel (hereinafter; the “Customer”). This Part I, together with Part II - General Terms and Conditions of Capacity Right of Use Agreement (“Part II”) and together with all Schedules attached hereto, constitute the entire Capacity Right of Use Agreement between the Parties.

MN and/or its Affiliates owns (on a right of use basis and/or ownership basis) capacity along the Network, there is no impediment by law to MN’s obligations under this Agreement; and

The Customer is a duly licensed to provide telecommunication services under applicable laws; and

Subject to the terms and conditions of this Capacity Rights of Use Agreement, MN wishes to grant to Customer and Customer wishes to acquire from MN Right(s) of Use, to the ROU Capacity.

In consideration of the mutual promises herein, the Parties agree as follows:

I. The ROU Capacity

The capacity covered by this Agreement consists of:

a.	Nine (9) x STM-1’s of capacity to be routed from Israel to any PoP or termination point along the (i) Western European System; or (ii) U.S.; provided, however, that not more than four (4) STM-1 plus one (1) DS-3 Circuits of the ROU Capacity shall be routed to the U.S. (such nine (9) STM-1 Circuits of capacity, collectively, hereinafter the (“ROU Capacity”),

b.	A list of PoPs and termination points along the Network, as available as of the Effective Date, is attached hereto as Schedule 5.

c.	The following STM-1 Circuits of ROU Capacity have been activated and accepted by Customer, prior to signature date:

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Act. Date
d	m	y	POF	Designation
12	9	03	73/02	GIVAT SHMUEL	/	GL	-	MUNCHEN	/	GL	VC3S1
1	6	03	45/03	LONDON	/	GL	-	NETANYA	/	GL	VC3S1
8	8	02	55/02	NEW YORK	/	GL	-	PTTK	/	GL	VC4S1
1	10	02	64/02	TEL AVIV	/	GL	-	LONDON	/	GL	VC4S2
3	12	02	69/02	LONDON	/	GL	-	TIRAT HACARMEL	/	GL	VC4S1
28	2	03	09/03	PTTK	/	GL	-	LONDON	/	GL	VC4S2
16	7	03	73/03	NEW YORK	/	GL	-	PTTK	/	GL	VC4S2

9	1	04	03/04	LONDON	/	GL	-	PTTK	/	GL	VC4S5
12	3	04	51/03	LONDON	/	GL	-	PTTK	/	GL	VC3S2
25	05	04	MN/S1-0494	LONDON	/	GL	-	PTTK	/	GL	VC4S6
13	06	04	MN/DS3-04100	PARIS	/	MCI	-	PTTK	/	GL	VC5S1
13	06	04	MN/DS3-0499	LONDON	/	MCI	-	PTTK	/	GL	VC5S1

In total Customer has accepted 7 x STM-1s and 5 x DS-3s.

The above Circuits are deemed as ROU Capacity under this Agreement for every purpose.

II. Intentionally deleted

III. Installation Charge

The total Installation Charge due by Customer under this Agreement is [    ]* (in words; [    ]*).

IV. ROU Charge

The total ROU Charge due by Customer under this Agreement is [    ]* (in words, [    ]*).

V. Installation Charge and ROU Charge Payment Terms

The Installation Charge and ROU Charge shall become due and payable in accordance with the provision of Schedule 6, attached hereto.

VI. O&M Charges

The O&M Charges due by Customer pursuant to this Agreement shall he in such amounts and, shall become due and payable on such terms, as set forth in Schedule 7, attached hereto.

*	This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 406 of the Securities Act of 1933, as amended. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

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VII. Permitted Capacity Units

Customer may activate one (1) STM-1 of the ROU Capacity at DS-3 level at no extra-charge. The remaining ROU Capacity (that is, the remaining eight (8) x STM-1’s) shall be activated at a Permitted Capacity Unit of STM-1 or higher.

VIII. Additional Charges

a.	Conversion Charges: Customer shall have the right to activate any STM-1 of the ROU Capacity at DS3 level, by paying Conversion Charges, in accordance with the table below:

Unit that Circuit of ROU Capacity that is converted:	Applicable Conversion Charge per Conversion
STM-1	[ ]*

b.	Rerouting Charges: Customer shall pay Rerouting Charges for any Rerouting under this Agreement, in the amount of [ ]* per Rerouting event. Notwithstanding the foregoing, such charge shall not apply to a Rerouted Circuit, if such Circuit was provided by MN with an IP port at its termination point.

c.	Capacity terminating in U S. - Termination Charge: In the event Customer requires that any ROU Capacity in excess of the 4 STM-1s mentioned in Section I(a) above, be routed to U.S., then an Additional Charge of [ ]* ([ ]*) per STM-1 to be routed to N.Y., and [ ]* per DS3 to be routed to N.Y. shall apply.

For the sake of clarity, Additional Charges pursuant to this Section VIII shall apply to any capacity activated by Customer pursuant to this Agreement.

IX. In the event MN grants to any customer that is a Telecommunications Entity incorporated under the laws of Israel, at any time after the Effective Date and before December 31, 2005, a fourteen-year right of use (or a similar period) to capacity along the Network originating or terminating in Israel, substantially equal in volume to the ROU Capacity under this Agreement, for a corresponding consideration, that taking into consideration such capacity’s technical specifications, service quality level, configuration and routing, and taking further into consideration MN’s previous dealings or transactions with such customer, represents an applicable STM-1 circuit price that is lower than Customer’s then applicable Applicable Circuit Price (such right of use, hereinafter: the “Comparable ROU”), then a comprehensive pricing review of this Agreement shall be conducted between MN and Customer.

X. The terms of Schedule 6 (Additional Undertakings by Customer; Installation Charge and ROU Charge Payment Terms), attached hereto and incorporated herein by reference, shall apply.

XI. The terms of Schedule 7 (O&M Charges), attached hereto and incorporated herein by reference, shall apply.

*	This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 406 of the Securities Act of 1933, as amended. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

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XIV. Customer’s Information for Billing Purposes

Applicable Currency:	US Dollars

Company Name:	012 Golden Lines Limited

Address:	25 Hasivim Street Petach Tikva 49170 Israel

Telephone:	+(972-3) 927 2025

Facsimile:	+(972-3) 927 2060

Department:	Finance

Contact Person:	Merav Zagagi

Email:	Meravz@012.net

IN WITNESS WHEREOF, the Parties have executed this Part I - Specific Terms and Conditions of Capacity Rights of Use Agreement on the Effective Date.

Mediterranean Nautilus Limited		012 Golden Lines Ltd.

By:	/s/ [illegible]	By:	/s/ Doron Ilan
Name:		Name:	Doron Ilan
Title:		Title:	V.P. Finance
Date:		Date:	June 17, 2004

		By:	/s/ Stella Handler
		Name:	Stella Handler
		Title:	President
		Date:	June 23, 2004

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Capacity Rights of Use Agreement

Part II

General Terms and Conditions

1. Introduction; Definitions

1.1 This Capacity Rights of Use Agreement consists of the following parts: (1) Part I - Specific Terms and Conditions of Capacity Rights of Use Agreement (“Part I” or “Specific Terms”); (2) Part II - General Terms and Conditions of Capacity Rights of Use Agreement (“Part II” or “General Terms”); (3) Schedule 1 - Definitions (“Schedule 1”); (4) Schedule 2 - Network Description (“Schedule 2”); (5) Schedule 3 - Activation Request (“Schedule 3”or “Activation Request”); (6) Schedule 4 - Service Level Agreement (“Schedule 4” or “SLA”); and (7) any other schedules, annexes or attachments attached hereto, (including Schedules 5 to 7, inclusive), all of which, together, comprise the “Capacity Rights of Use Agreement” or “Agreement” between the Parties.

1.2 The Parties intend that each of the documents listed in Section 1.1 shall be complimentary to each other and equally binding. Notwithstanding the foregoing, it is agreed that in the event of inconsistency between any provision of Part I and any provision of Part II, the relevant provision of Part 1 shall govern; and in the in the event of inconsistency between any provision of Schedules 5 to 7, inclusive, and any provision of Part II, the relevant provision of Schedules 5 to 7 shall govern.

1.3 In this Agreement, capitalized terms not otherwise defined shall have the meanings assigned to them in Schedule 1.

2. Network Description

2.1 The Network is described in Schedule 2.

2.2	Phases of the MN System.

The MN System is included in the Network. The MN System became, or shall become, operational in several stages (each such stage a “Phase”). Schedule 2 also contains a description of the MN System and its various Phases.

2.3 Routing Along the Network.

The Network allows routing of capacity (i) between any PoPs of the MN System; (ii) between any PoPs of the MN System to any PoPs of the Western European System (or vice versa); and (iii) If the Network described in Schedule 2 also includes Transatlantic Capacity, from any PoP of the MN System, or of the Western European System, to NY or Newark; in each case, between PoPs located in different countries only. This Agreement entitles Customer to route the ROU Capacity at the routing specified in Part I and in Schedule 5, attached hereto.

3. Grant of ROU

3.1 MN grants to Customer, and Customer hereby accepts, a Right of Use in the ROU Capacity, subject to and on the terms and conditions set forth in this Agreement. The aforementioned title in the ROU Capacity shall vest, with respect of each circuit of ROU Capacity activated pursuant to this Agreement, on the date that Customer has completed payment of the Applicable Circuit Price (or, if a DS3 circuit, the relevant portion thereof) - applicable to such circuit, in accordance with Schedule 6. The Customer shall be entitled, but not compelled, to complete payment of any Applicable Circuit Price, prior to the payment dates in accordance with this Agreement, in order to have above title vested earlier. The ROU granted hereunder shall expire on May 1, 2017.

3.2 Except as expressly provided herein, nothing contained in this Agreement shall operate as to entitle Customer to any right to legal ownership, physical access, or interest of any type whatsoever in the Network or any portion thereof. This Agreement and the ROU granted hereunder shall not entitle Customer to any easements, permits, authorizations or rights-of-way with respect to any of the ROU Capacity or any portion of the Network.

3.3 MN’s obligation to grant a ROU in the ROU Capacity (or any Circuit(s) thereof) is subject to the receipt by MN of payment in full of the Installation Charge and ROU Charge corresponding the relevant Circuit of ROU Capacity.

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4. Acceptance Procedures

4.1 Acceptance Procedures.

The acceptance procedures set forth in Schedule 4, attached hereto, shall apply.

5. Payment for Capacity

5.1 In consideration of the ROU granted hereunder, Customer shall pay an Installation Charge and a ROU Charge, in such amounts and in accordance with the provisions specified in Part I.

5.2 Except as set forth in Section 15.6A(b), the Installation Charge and ROU Charge under this Agreement are non refundable and shall become due and payable, regardless of the amount of ROU Capacity activated or active when such payments are due. Customer’s obligation to pay the Installation Charge and ROU Charge and other amounts due and payable pursuant to this Agreement shall not be subject to any set-off, counterclaim, deduction, defense or other right, which Customer may have against MN or any other third party.

6. Maintenance of the ROU Capacity

MN shall provide Customer with operation and maintenance services with respect of any Circuits covered by this Agreement, in accordance with the technical characteristics, quality standards, provisioning and maintenance procedures, as set forth in the SLA (such services “O&M Services”).

7. O&M Charges

7.1 Customer shall pay O&M Charges, in the amounts and on such payment terms, as set forth in Part I and Schedule 7 attached hereto. Subject to Customer’s right to service credits pursuant to the SLA, the O&M Charges are not refundable.

7.2 O&M Charges due under this Agreement shall be invoiced to Customer quarterly and in advance, on each of January 1st, April 1st, July 1st and October 1st, of each year, all in accordance with Schedule 7 hereto. The first payment of O&M Charges shall be such as to include payment for O&M Charges due for the preceding quarter, provided on a daily basis, reflecting such fraction of that quarter from the date of activation until its end.

7.3 It is agreed that Customer shall be exempt from paying O&M Charges in relation to a Circuit, in case of the non provision of such Circuit by MN due to a Force Majeure Event and during the non provision of such Circuit. For the sake of clarity, the provisions of the SLA (Schedule 4) shall not apply to any Circuit with respect to which Customer is exempted from O&M Charges due to a Force Majeure Event and for the duration of such exemption.

8. Procedures for Activations; Conversion; Rerouting

8.1 Activations.

Customer may request that Circuits be activated for Customer’s use at the Permitted Capacity Units specified in Part I. Customer’s request shall be made by sending to MN an Activation Request not later than forty-five (45) days before the requested activation date. MN shall activate the Circuit(s) covered by the Activation Request within the Lead Time period, as close as reasonably practicable to the activation date requested in the Activation Request; provided, that MN shall not be required to activate circuit(s) of capacity covered by an Activation Request, in any of the following circumstances: (i) before the lapse of the Lead Time Period; or (ii) if activation of any of the circuit(s) covered by an Activation Request would cause the aggregate capacity activated for Customer’s use to exceed the ROU Capacity or the Permitted Capacity Units, as specified in Part I.

8.2 Rerouting.

Customer may request to Reroute any active Circuit by sending to MN a Rerouting Request not later than forty-five (45) days before the requested Rerouting date. MN shall Reroute the relevant Circuit within the Lead Time Period as closely as reasonably practicable to the requested Rerouting date; provided, that (a) MN shall not be required to comply with a Rerouting Request which is inconsistent with the provisions of Section 2.3 of this Part II or Schedule 5 hereto; and (b) MN shall not be required to comply with a Rerouting Request if compliance with such request would cause the aggregate capacity activated for Customer’s use to exceed the ROU Capacity as specified in Part I; (c) MN shall not be required to Reroute any capacity before the lapse of the Lead Time Period.

8.3 Conversions.

In the event Customer wishes to Convert any Circuit, then Customer shall send to MN a Conversion request not later than forty-five (45) days before the requested Conversion Date. MN

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shall Convert the relevant Circuit, within the Lead Time Period as closely as reasonably practicable to the requested conversion date; provided, that MN shall not be required to comply with a Conversion Request before the lapse of the Lead Time Period.

8.4 Notwithstanding any provision herein to the contrary, Customer’s remedies and MN’s liability, for any delays in activations, Rerouting or Conversions of any Circuit, shall be limited solely and exclusively to the provisions of the SLA and Section 15.6A(b).

9. Payment Procedures

9.1 Except for amounts due under Part I sooner than thirty (30) days from the Effective Date, or as otherwise provided in Part I, MN shall invoice Customer for payments due under this Agreement at least seventy five (75) days before the date any such payment is due. Invoices shall be paid in the Applicable Currency on a “net + 45 days” basis.

9.2 Invoices submitted by MN shall be deemed to have been accepted by Customer if Customer does not present a written objection to MN at least fourteen (14) Business Days before payment is due, provided the invoice was sent to Customer by registered post. In the event that Customer disputes a portion of the invoice, Customer shall pay the undisputed amount(s) of the invoice and shall notify MN in writing of the disputed amounts and the reasons for disputing them. Customer shall exercise this right reasonably and in good faith. The Parties shall make all reasonable efforts to resolve such dispute promptly. In the event any such dispute is resolved by the Parties in favor of MN, Customer shall pay MN the disputed amount (or portion thereof, as applicable), together with interest at the Default Interest Rate, accruing daily, beginning the due date and until actual payment.

9.3 Any and all payments due under this Agreement, including, without limitation, the Installation Charge, ROU Charge, O&M Charges, and any Additional Charges, shall be made on or before their due date, by deposit or wire transfer into the Revenues Account, as may be required to have such funds credited to and available in the Revenues Account, in the Applicable Currency, or on before the date such payment is due. Customer hereby agrees that any notice from MN instructing Customer to deposit amounts due under this Agreement into any account other than the Revenues Account shall only be complied with by Customer, upon the prior written consent of a Bank, to which this Agreement was assigned, pledged or mortgaged, pursuant to Section 20 of this Part II, which consent shall be evidenced to Customer by MN.

9.4 In the event of a late payment, MN shall send to Customer written notice (the “Reminder Notice”), reminding Customer that a payment was not made on its due date. In the event payment is not made seven (7) Business Days after sending such Reminder Notice, then the late payment covered by such Reminder Notice shall accrue interest at the Default Interest Rate, accruing daily, beginning the seventh (7th) Business Day after MN sends to Customer such Reminder Notice, and until funds constituting such payment are credited to MN and available for its use. In the event that applicable law does not allow the imposition of interest at the Default Interest Rate, then late payments shall accrue interest hereunder at the highest rate permitted by law.

10. Use of ROU Capacity

Customer hereby represents and warrants that it will take the necessary measures in order to ensure that any and all use of the ROU Capacity, whether by Customer or by a third party, shall be in full and continuous compliance with any applicable federal, EU, state or local code, ordinance, law, rule, regulation or restriction or policy of insurance. Customer shall not use, nor allow the use of, the ROU Capacity whether by act or by omission, in any way which may interrupt, interfere with, or impair service over the Network, or any part thereof, or infringe on the privacy or other rights of any person with respect to communication transmitted over the Network, or any part thereof. In addition, Customer shall procure that its customers shall comply with the provisions of this Section 10.

11. Use of ROU Capacity by Operators

11.1 Customer shall be entitled to grant rights of use in the ROU Capacity to its customers; provided, that (ii) any rights of use so granted shall be accompanied by an undertaking of such Operator to comply with the provisions of Section 10; (iii) Customer is not in default under this Agreement; and (iv) if such rights of use are granted to Customer’s customer on a long term basis right of use, provided further, that Customer has made full payment of the Installation Charge and ROU Charge corresponding the relevant circuit for which such right is granted.

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11.2 any rights of use granted by Customer to shall not operate as to create, constitute or imply a contractual relationship between MN and such third party. Nothing in this Section 11 shall operate to relieve the Customer of any of its obligations under this Agreement or applicable law. Customer shall remain liable for any breach of this Agreement or any of its terms whether such breach was caused by, or may be attributed to, Customer or any other third party. Customer shall indemnify MN for any direct losses, damages, liability, claims or expenses as may be established by judgment of a court of competent jurisdiction or arbitration panel or other governmental body, as resulting directly from and on account of the use of any of the ROU Capacity, by any third party, provided that (1) Customer was given prompt written notice of any such claim and (2) MN furnished Customer with all information and assistance available to MN for such defense and settlement. For the sake of clarity Customer shall bear the cost of such assistance.

12. Permits

12.1 As of the activation date of a Circuit of ROU Capacity, MN shall have obtained and shall use to best efforts to maintain for the duration of this Agreement, the MN Permits necessary for the performance of MN’s obligations under this Agreement with respect to such Circuit.

12.2 As of the activation date of a Circuit of ROU Capacity, Customer shall have obtained and shall use to best efforts to maintain for the duration of this Agreement, such Customer Permits necessary for the performance of Customer’s obligations, and exercise of Customer’s rights in connection with such Circuit of ROU Capacity.

13. Interconnection Services; Restoration

13.1 This Agreement does not cover Interconnection Services and any arrangements with respect to Interconnection Services shall be at Customer’s sole responsibility, MN undertakes that at least one telecommunications service provider shall be available to provide Interconnection Services at each termination point listed in Schedule 5 as available to Customer and, further undertakes that it shall not prevent any telecommunications services provider from providing such services in those termination points. MN shall use reasonable endeavors to assist Customer to obtain Interconnection Services from one of the service providers, as may be available at a PoP from time to time. MN shall not charge Customer for Interconnection Services. MN shall have no obligation and shall incur no liability in respect of Interconnection Services. Customer hereby waives any and all claims relating to Interconnection Services, including, without limitation, claims regarding availability, compatibility, cost or quality of such services.

13.2 This Agreement does not cover out-of-system restoration and any out-of-system restoration of any ROU Capacity, if required, shall be subject to separate agreement.

14. Third-Party Facilities and Services

14.1 The ROU Capacity shall be normally routed along the Network. Customer hereby acknowledges that certain portions of the Network are owned by third parties. MN shall acquire such rights in the Network, as may be required to perform its obligations under this Agreement. MN reserves the tight to vary any part of the Network used to route the ROU Capacity or any portion thereof and to use third-party services or facilities for the purpose of such variation, provided, that: (i) such variation, in MN reasonable opinion, shall not impair the technical performance, termination points and restorability, of the ROU Capacity under this Agreement in accordance with the SLA; and (ii) Any third party services or facilities used for this purpose shall be maintained in accordance with best industry practices and shall meet the standards set out in the SLA. MN shall use reasonable endeavors to accommodate special routing requests submitted in writing and in advance by Customer.

14.2 In the event MN elects to transfer Customer’s ROU capacity to an alternative network of equal or better technical performance level than the Network, after May 1, 2012, the provisions of this Section 14.2 shall apply. MN shall notify Customer of its intention to route the ROU Capacity on an alternative network by giving Customer twelve (12) months notice in writing to that effect (the “Transfer Notice”). Customer shall notify MN in writing, within three (3) months of’ receipt of the Transfer Notice, (i) if Customer agrees to such transfer, of its agreement to transfer the ROU Capacity to an alternative network pursuant to this Section 14.2; or (ii) if Customer disagrees with such transfer,

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of its termination of this Agreement. Customer’s failure to respond to a Transfer Notice, as provided in this Section 14.2, shall be deemed as a notice of termination effective as from May 1, 2012. Notwithstanding any provision to the contrary herein, termination of this Agreement pursuant to this Section 14.2 shall constitute Customer’s sole and exclusive remedy with respect of any transfer of capacity on the Network to an alternative network. Any transfer of ROU Capacity to an alternative network pursuant to Sections 14.1 and 14.2 shall be such as to minimize disruption of service.

14.3 Without releasing it from any obligations or duties hereunder, MN shall be entitled at any time and from time to time, to use any of its Affiliates or subcontractors to perform any or all of such duties and/or obligations.

15. Term and Termination

15.1 This Agreement shall become effective as from the Effective Date and unless sooner terminated or extended in accordance with this Section 15, shall terminate on May 1, 2017 (the “Initial Term”).

15.2 Customer may request that the Initial Term be extended for an additional five (5) year term, by giving MN notice in writing of such request, not later than twelve (12) months before expiration of the Initial Term. Such extension of the Initial Term shall be at MN’s sole discretion provided that MN shall not arbitrarily and unreasonably withhold its consent. No additional ROU Charges shall be payable by virtue of such extension but O&M Charges and any applicable Additional Charges shall continue to apply. MN shall notify Customer not later than six (6) months before expiration of the Initial Term whether the Initial Term shall be extended, by giving Customer notice in writing to that effect.

15.3	This Agreement may be terminated pursuant to Sections 14.2 and 16.

15.4 Each of the following events shall constitute an event of default (whether any such event shall be voluntary or involuntary or occur by operation of law or otherwise (each, a “Default Event”):

(a) Customer’s failure to make payment of the Installation Charge or ROU Charge (or any portion thereof) or any other payment due under this Agreement (except payments disputed in good faith pursuant to Section 9.2), within thirty (30) Business Days after receiving MN’s Reminder Notice (as defined in Section 9.4) with respect to a late payment;

(b) An Activation Failure by MN. For the purpose hereof the term “Activation Failure” means MN’s failure to activate, Convert or Re-route a circuit of capacity in accordance with the provisions of Section 8.1, 8.2 or 8.3, and such failure continues for a continuing, uninterrupted period of ninety (90) consecutive days, after the relevant Lead Time Period for activation, Conversion, or Rerouting for that Circuit, as applicable; and (i) such circumstance was not caused by a Force Majeure Event; and (ii) MN has not made available to Customer, at no additional cost to Customer, a Replacement Circuit. For the purpose hereof the term “Replacement Circuit” shall mean a circuit or other alternative solution provided by MN instead of the non-activated (or non-Converted or non-Rerouted) circuit, which was agreed to by the Customer, provided, however that Customer shall only be entitled to refuse any such replacement circuit or alternative solution reasonably and in goad faith, or if such replacement circuit or alternative solution is provided for a period longer than 180 days from the end of the relevant lead time period.; and (iii) Customer has given MN written notice that it considers that the conditions set forth in provisos (i) and (ii) had been met. For the sake of clarity, days of Force Majeure Event and days of provision of a Replacement Circuit on shall interrupt the aforementioned 90 days period;

(c) A Failed Circuit by MN. For the purpose hereof the term “Failed Circuit” means that a Circuit of ROU Capacity, which had been activated and accepted pursuant to this Agreement, has become continually inactive for an uninterrupted, continuing period of at least ninety (90) consecutive days, and (i) such Circuit’s continuing inactiveness was not caused by a Force Majeure Event; and (ii) MN has not made available to Customer, at no additional cost to Customer, a reasonable Replacement Circuit (as defined above); and (iii) Customer has given MN written notice that it considers that the conditions set forth in provisos (i) and (ii) had been met. For the sake of clarity, days of Force Majeure Event and days of provision of a Replacement Circuit shall interrupt the aforementioned 90 days period;

(d) A Party being otherwise in breach of a material warranty or obligation under his Agreement, and such breach has not been

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remedied to the reasonable satisfaction of the other Party, at the expiry of thirty (30) Business Days following the defaulting Party’s receipt of a written notice to that effect, such notice to include a description of the breach (a “Default Notice”); and

(e) Customer has suffered an Insolvency Event.

15.5 Upon the occurrence and during the continuance of any a Default Event, the non-defaulting Party may, at its option, declare this Agreement to be in default and in addition to any remedies provided under this Agreement or pursuant to applicable law, shall be entitled to:

(a) In case of a Default Event pursuant to Section 15.4(a), terminate this Agreement as to one or more Circuit(s), at its discretion, by giving the other Party thirty (30) days advance notice of termination;

(b) In case of a Default Event pursuant to Section 15.4(b) or Section 15.4(c), terminate this Agreement forthwith, with respect to the relevant circuit only, by giving the other Party written notice to that effect;

(c) In case of a Default Event pursuant to Section 15.4(d), terminate this Agreement in its entirety, by giving the other Party thirty (30) days advance notice of termination; and

(d) In the event of a Default Event pursuant to Section 15,4(e), terminate this Agreement in its entirety and forthwith, by giving Customer notice in writing to that effect.

15.6 Except as provided herein, Customer shall have no right to terminate this Agreement or its obligation to acquire R0U in the ROU Capacity for any reason whatsoever.

15.6A Consequence of Termination

(a) Effective as from the date termination of this Agreement pursuant to Section 15.5, the ROU granted hereunder, and any and all other rights and obligations shall expire, in relation to the relevant Circuit(s) of capacity with respect to which this Agreement had been terminated.

(b) In the event of termination by Customer pursuant to an Activation Failure or Failed Circuit as set out in Sections 15.4(b) or 15.4(c), MN shall refund to Customer, with respect to each non-activated or Failed Circuit, the relevant pro-rated portion of the Aggregate ROU Consideration corresponding such relevant circuit, taking into consideration (i) the per STM-1 market prices at the time of termination, which market price shall serve as a basis for the purpose of calculating the relevant refund; (ii) the period of time (if any) during which the relevant circuit had been used by Customer, in proportion to the Initial Term; (iii) the payments of Aggregate ROU Consideration actually made by Customer with respect to the relevant Circuit; and (iv) any SLA credits to Customer pursuant to Schedule 4. For the sake of clarity, SLA credits to Customer shall be deducted for the purpose of calculating the amount of any such refund. For the avoidance of doubt, the provisions of this Section 15.6A(b) shall only apply to a termination by Customer of a circuit due to an Activation Failure or termination of a Failed Circuit.

15.7 Without derogating from Sections 15.4 and 15.5, upon the occurrence of a Default Event by Customer, MN shall be entitled to give Customer notice in writing specifying the Default Event and notifying Customer that it may suspend the provision of one or more Circuits (the “Suspension Warning”). A Suspension Warning shall specify the Circuit(s) whose provision may be suspended. If Customer has not remedied the Default Event within thirty (30) Business Days of receipt the Suspension Warning, MN shall be entitled, at any time thereafter and at its discretion, to suspend the provision of any of the Circuits(s) covered by the Suspension Warning.

15.8 Except as expressly provided herein, no remedy is intended to be exclusive, but each shall be cumulative and in addition to and may be exercised concurrently with any other remedy available to a Party at law or in equity.

16. Force Majeure

Notwithstanding Section 15.4, Neither Party shall be in default under this Agreement if any failure or delay in performance is caused by an event beyond such Party’s reasonable control, including, but not limited to strikes or other labour problems; accidents; acts of God; fire; flood; adverse weather conditions; material or facility shortages or unavailability not resulting from such Party’s failure to timely place orders therefore; insurrections; lack of transportation; national emergencies; the imposition of any codes, ordinances, laws, rules, regulations or restrictions by any government, department,

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agency, commission, bureau or other instrumentality, civil or military, claiming jurisdiction over a Party; condemnation; war, riots, civil disorder or national or regional instability; or any other cause beyond the reasonable control of either Party hereto and provided that party had taken the reasonable and necessary actions in order to overcome such failure or delay (each: a “Force Majeure Event”). A Party invoking a Force Majeure Event shall give notice in writing to the other Party, stating in reasonable detail the nature of such Force Majeure Event. In the event of a Force Majeure Event preventing the provision of a Circuit, MN shall use reasonable efforts to provide an alternative solution to the Customer on such terms as may be agreed. If a Force Majeure Event continues for more than sixty (60) days in effect, the Parties shall meet to consult and agree, in good-faith, the termination of this Agreement only as to Circuit(s) affected by such Force Majeure Event, such termination as to such Circuit(s) to occur only following consultation and agreement as provided hereunder. Such consultation shall not be considered waiver by any Party of any of its rights and claims, unless otherwise agreed in writing.

17. Limitation of Liability

17.1 Except as expressly stated in this Agreement, MN has not made and shall not be deemed to have made any representations or warranties with respect to the Network and/or the ROU Capacity. Customer hereby expressly waives all claims of such representations or warranties, express or implied, arising by law or otherwise (including any warranty of merchantability fitness for a particular purpose), with respect to any failure, delay in installation, cancellation of, non-conformance, temporary or permanent failure of or deed in the Network and/or the ROU Capacity.

17.2 Intentionally deleted

17.3 Neither Party shall be liable to the other Party under this Agreement or otherwise in contract, tort, breach of statutory duty or otherwise (including for any negligent act or omission of itself its servants or agents) for any loss of property, revenue, business, contracts, anticipated savings or profits, or for any toss suffered from third-party claims, or for any direct, indirect, special, general or consequential loss or damage whatsoever. MN’s liability under this Agreement shall be limited solely, and exclusively to the provisions of the SLA (Schedule 4) and Section 15.6A.

18. Intellectual Property Rights (IPR)

This Agreement does not grant to Customer any IPR, and Customer specifically waives any claims to such IPR, whether pursuant to this Agreement or by operation of law.

19. Confidentiality

19.1 The Parties hereby agree that if a Party or any of its Affiliates (the “Disclosing Party”) provides (or, prior to the execution hereof; has provided) confidential or proprietary information (“Proprietary Information”) to the other Party or any of its Affiliates (the “Receiving Party”), such Proprietary Information shall be held in strict confidence, and the Receiving Party shall afford such Proprietary Information not less than the same care and protection as it affords generally to its own confidential and proprietary information (which in any case shall be not less than reasonable care) in order to avoid disclosure to or unauthorized use by any third party. The Parties acknowledge and agree that this Agreement, including all of its terms, conditions, Schedules and attachments and all amendments and drafts thereof, constitutes Proprietary Information. All information disclosed by a Disclosing Party to a Receiving Party in connection with or pursuant to this Agreement, including prior to the date hereof, shall be deemed to be Proprietary Information. All Proprietary Information, unless otherwise specified in writing, shall be used by the Receiving Party only for the intended purpose, and such written Proprietary Information, including all copies thereof, shall be returned to the Disclosing Party or destroyed after the Receiving Party’s need for it has expired or upon the request of the Disclosing Party.

19.2 The provisions of Section 19.1 shall not apply to any Proprietary Information which (i) becomes publicly available other than through the Receiving Party; (ii) is required to be disclosed by a governmental or judicial law, order, rule or regulation; (iii) is independently developed by Receiving Party; or (iv) becomes relevant to the settlement of any dispute or enforcement of either Party’s rights under this Agreement in accordance with the provisions of this Agreement. If any Proprietary Information is required to be disclosed pursuant to proviso (ii) hereof, the Receiving Party shall promptly inform the Disclosing Party of the requirements of such disclosure.

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19.3 Notwithstanding the provisions of Sub-Sections 19.1 and 19.2, a Receiving Party may disclose Proprietary Information to its employees, agents, financing institutions and legal, financial, and accounting advisors, provided that each such third party is notified of the confidential and proprietary nature of such Proprietary Information and is subject to or agrees to be bound by similar restrictions on its use and disclosure. The provisions of this Section 19 shall survive expiration or termination of this Agreement.

20. Assignment; Succession

20.1 MN may assign and/or mortgage, pledge and/or charge all of its right, title and interest in of under this Agreement (in whole or in part);

a. In favour of any Bank as security for any obligation, from time to time owed by MN to any such Bank. MN shall give to Customer written notice of any such assignment, mortgage, pledge or charge to any such Bank. Notwithstanding any such assignment and/or the creation of any charge over this Agreement, as aforesaid, the liability to perform all the obligations of MN under or in connection with this Agreement, shall continue to be the liability of MN only and any such Bank shall not bear any liability or obligations of whatsoever nature in connection with the breach or non-fulfillment by MN of any of its obligations under or in connection with this Agreement;

b. Subject to the prior written consent a Bank to which this Agreement was assigned, charged, mortgaged or pledged to, pursuant to Section 20.1(a), MN may assign this Agreement to any of its Affiliates, provided that any such assignment shall be subject to any assignment and/or charge made by MN in favour of any such Bank; or

c. To any person, pursuant to, or in connection with, or otherwise arising from, the realization of any assignment and/or charge of this Agreement granted in favour of, or otherwise held on behalf of, a Bank, to which this Agreement was assigned, charged, mortgaged or pledged to pursuant, Section 20.1(a).

20.2 Customer shall not sell, assign, dispose or otherwise transfer this Agreement or any rights or obligations under this Agreement, in whole or in part, without the prior written consent of MN, and of any Bank to which this Agreement was assigned, pledged or mortgaged under Section 20.1. In spite of the above, Customer shall be entitled to assign or transfer this Agreement and all of the rights deriving from it to any absorbing entity following any merger of Customer with such absorbing entity.

20.3 Subject to the provisions of Sections 20.1 and 20.2, this Agreement, and each of the Parties’ respective rights and obligations hereunder, shall be binding upon and shall inure to the benefit of the parties hereto and each of their respective permitted successors and assigns.

21. Taxes

21.1 (a) All payments made by Customer under this Agreement, before January 1, 2005, shall be made without any deduction or withholding for or on account of any Taxes or any charge imposed by a bank. If Customer is required by law to make any deduction or withholding from any payment due, then, notwithstanding anything to the contrary contained in this Agreement, the gross amount payable by Customer to MN shall be adjusted, as may be required to ensure that the net amount received by MN will not be less than the amount which would have received, had no such deduction or withholding been required. Customer hereby agrees to indemnify and to hold MN harmless, on an after-tax basis, for any Taxes, interest or penalties imposed on MN as a result of Customer’s failure to comply with the provisions of this Section 21.1.

(b) Customer undertakes to apply to the Israeli Tax Authorities (“ITA”) for a withholding exemption exempting payments due by Customer pursuant to this Agreement after January 1, 2005, from withholding taxes. Customer shall use its best efforts to obtain such withholding exemption and shall update MN regularly on its efforts and progress on this matter.

(c) In the event Customer fails to obtain an exemption from withholding taxes for payments due by Customer after January 1, 2005, then:

(i) Customer shall immediately notify MN of such failure and shall provide MN with copies of all relevant documentation (including, without limitation, the relevant application; ITA’s response and any other correspondence with the ITA);

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(ii) Beginning January 2005, if Customer is required by law to make any deduction or withholding from any payment due under this Agreement, then the gross amount payable by Customer to MN shall not be adjusted, and the above deductions or withholdings will be deducted from it as required and to the extent required under applicable laws; and

(iii) Customer shall provide MN with any and all documentation pertaining to any deductions and/or withholding made after January 1, 2004, and shall further cooperate with MN as may be required for MN to obtain tax credits and otherwise ensure proper tax treatment in relation to amounts so deducted or withheld.

21.2 All payments due under this Agreement are exclusive of VAT. To the extent MN shall be required under applicable laws to charge VAT for any amounts due hereunder, then such VAT charges shall be borne by the Customer.

22. Export Control

Each of the Parties shall comply with any law, rules, regulations, order and regulatory requirements pertaining to export and trade, as may be applicable to the performance of any of a Party’s obligations under this Agreement. Each of the Party’s shall take reasonable steps, including, without limitation, signing such documents, as may be reasonably required to insure compliance with such export or trade laws.

23. No Third-Party Beneficiaries

Except as otherwise provided in Section 20 of this Part II, this Agreement is not intended to provide third parties with any rights, entitlements, benefits, claims or cause of action (collectively: “Benefit”), nor is it intended to provide the Parties with any Benefit arising of any Party’s agreement or business arrangement with a third party. Each of the Parties hereby irrevocably waives any claim for such Benefit.

24. Warranties

Each of the Parties hereby represents and warrants to the other Party as follows:

(i) It is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

(ii) The execution, delivery and performance of this Agreement, have been duly authorized by all necessary corporate action by such Party; and

(iii) With respect to each Party, this Agreement in its entirety constitutes a valid and binding obligation, and is enforceable in accordance with its terms.

25. Waiver of Immunity

Each of the Parties expressly agrees that this Agreement and the transactions contemplated herein are private and commercial in nature and expressly and irrevocably waives any claim, argument or defenses invoking immunity of any type whatsoever, including, without limitation, claims, arguments or defenses of sovereign immunity, act of state, immunity from service of process, immunity of any of a Party’s assets from prejudgment or post-judgment attachment, order, injunction, levy, execution or immunity from the Jurisdiction of any court or arbitral tribunal.

26. No Partnership

This Agreement does not and is not intended to create an agency, partnership, or joint venture between the Parties. Nothing contained herein shall be construed or interpreted to create, imply or constitute an agency, partnership or joint venture for any purpose and neither Party shall have any right, power or authority to create any obligation, express or implied, on behalf of the other in connection with the performance hereunder.

27. Governing Law; Language

This Agreement shall be interpreted and construed in accordance with the internal laws of Ireland without giving effect to principles of conflicts of laws thereof. This Agreement is made and executed in the English language, as its sole binding version.

28. Settlement of Disputes

28.1 The Parties shall use their best efforts to amicably resolve any disputes, differences, or claims arising of this Agreement. When such resolution is not possible, the Parties hereto agree to resolve such disputes in accordance with the provisions of Section 28.2.

28.2 Failing amicable resolution, any controversy, claim or dispute arising under or relating to this Agreement, including, but not

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limited to, its validity, binding effect, interpretation, construction, performance, termination or breach thereof, shall be finally settled under the rules of arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said rules. The arbitration shall take place in Dublin, Ireland. The language of the Arbitration shall be in English; each Party who participates in the arbitration procedures shall bear its costs in connection with such arbitration unless the arbitrator determines that costs shall be borne by one or more Parties against whom an arbitration award is made. Each Party hereby waives any claims, defenses or objection as to the jurisdiction, venue, competence, binding effect or enforceability of the arbitration proceedings and such waiver shall apply to the arbitration proceedings end any other proceedings. Any decision of the arbitral tribunal shall be final and binding upon the Patties. The arbitration determination shall be in writing and shall specify the factual and legal bases for the determination. The Parties agree that service of any notices in reference to such arbitration at their addresses as given in this Agreement (or as subsequently varied in writing by them) shall be valid and sufficient.

29. Entire Agreement; Amendment; Waiver; Severability; Counterparts

29.1 This Agreement, together with any Schedules or attachments attached hereto or to be attached hereto, constitute the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersede any and all prior offers, solicitations, negotiations, understandings and agreements with respect hereto, whether oral or written.

29.2 This Agreement may only be modified or supplemented by an instrument in writing executed by a duly authorized representative of each of the Parties and delivered to the Party relying on the writing.

29.3 No failure to exercise and no delay in exercising, on the part of either Party hereto, any right, power or privilege hereunder shall operate as a waiver hereof, except as expressly provided herein. No waiver, consent or discharge shall be effected, except by an instrument in writing executed by the party against whom enforcement of such instrument is sought.

29.4 In the event any term of this Agreement shall be held invalid, illegal or unenforceable in whole or in part, neither the validity nor the construction of the remaining part of such term, nor the validity nor the construction of the remaining terms of this Agreement shall in any way be affected thereby.

29.5 This Agreement may be executed in several counterparts, each of which alone shall be deemed an original, all of which together shall constitute one and the same instrument.

30. Notices

30.1 All notices under this Agreement shall be sent by commercial overnight courier, or by certified letter, return receipt requested, or by facsimile transmission, to the addresses specified in below:

To MN:	Mediterranean Nautilus Limited
International House
3 Harbourmaster Place
IFSC
Dublin 1,
Ireland

Fax: +(353-1) 435 9701

Attn: General Counsel

To Customer:	012Golden Lines Ltd.
25 Hasivim Street
Petach Tikva 49170,
Israel

Fax: +(972-3) 927 2060

Attn: Sebastian Bloch

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30.2 Without derogating from Section 30.1, any notices pursuant to Section 8 of this Part II, shall be sent by commercial overnight courier, or by certified letter, return receipt requested, or by facsimile transmission, to the additional addresses specified below:

To MN:	Mediterranean Nautilus Network Operation Centre
Via Antonin Longo 56
95125 Catania, Sicily,
Italy

Fax:	+(39 09) 544 6935
Attn:	Mr. ShmueI Aviad

To Customer:	012 Golden Lines Ltd.
25 Hasivim Street
Petach Tikva 2090, Israel

Fax:	+(972-3) 927 2060
Attn:	Sebastian Bloch

30.3 All notices shall be deemed delivered: if sent by commercial overnight delivery service, one (1) business day after deposit; if sent by certified mail, five (5) days after deposit; or if sent by facsimile, upon verification of receipt. Any change to the name, address and facsimile number may be made at any time by giving fifteen (15) days prior written notice in accordance with this Section 30.

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Schedule I

Definitions

The following capitalized terms, to the extent used in this Agreement (other than in this Schedule 1), shall have the following meanings assigned to them:

Acceptance Period As defined in Clause 1.1 of the SLA.

Activation Failure As defined in Section 15.4(b) of Part II.

Activation Request Means the activation request form attached hereto as Schedule 3, properly completed and duly signed by Customer.

Additional Charges Means any charges or amounts due by Customer under this Agreement, excluding the Installation Charge, the ROU Charge and O&M Charges.

Aegean BU Means the Network’s BU in the Aegean Sea, as described in Schedule 2, attached hereto and incorporated herein by reference.

Affiliate Means an entity, which controls, is under the control of, or is under common the control with, another entity. For the purpose hereof, the term “control” shall mean ownership of not less than 50% of an entity’s outstanding share capital.

Affiliated Facilities Means facilities owned, operated, maintained or used under agreement by an entity that is an Affiliate of MR.

Agreement Means this Capacity Rights of Use Agreement between MN and Customer, consisting of Part I - Specific Terms and Conditions; Part II - General Terms and Conditions; Schedules 1 to 5, inclusive, and any and all other schedules and attachments hereto.

Aggregate ROU Consideration As defined in Section 2 of Schedule 6.

Applicable Circuit Price As defined in Section 2 of Schedule 6.

Applicable Currency Means the currency in which Customer undertakes to pay any amounts due under this Agreement, as Specified in Part I, which, in any event, is either U.S. dollars or Euro.

Bank Any bank (wherever incorporated) or financial institution (wherever incorporated), including, but not limited to, Bank Hapoalim B.M., whether for itself and/or as a security trustee and/or agent for any other bank (including itself).

Basic Network Module or BNM Means the information structure used to support path layer connections in the SDH, in accordance with the ITU-T G.707 recommendation. BNM can be structured as a DS3 or a STM-N frame.

Benefit As defined to Section 23 of Part II.

Branching Unit or BU Means a submerged device, which interconnects three adjacent cable-segments and provides the optical “fiber and power conductor branching between such segments.

Business Day Means, a day on which banks are open for business:

(i) in respect of rights or obligations to be exercised or performed under this Agreement, in the jurisdiction in which such rights or obligations are to be exercised or performed; or

(2) in respect of notices to be served under this Agreement, in the jurisdiction to which such notices are to be given.

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Circuit(s) Means a circuit or circuits of ROU Capacity.

Conversion Means the use of any Circuit in a manner, which would cause the Permitted Capacity Units to be exceeded. For example, if the Permitted Capacity Units are STM1, then activation of any Circuit(s) on a DS3 unit level shall constitute a “Conversion” under this Agreement. The term “Convert” shall be construed accordingly.

Conversion Request A written request from the Customer to MN, requesting the Conversion of a Circuit of ROU Capacity.

Conversion Charges The charges applicable to any Conversion at the rates set forth in Part I.

Customer 012 Golden Lines Ltd., a company under the laws of the state of Israel.

Customer Permits Means any permits, licenses, consents, authorizations and approvals required to be obtained by the Customer under applicable laws, to operate its telecommunications network and/or access and use any of the ROU Capacity provided under this Agreement and/or acquire and exercise the rights granted under this Agreement, but for the avoidance of doubt, excludes the MN Permits.

Default Event As defined in Section 15.4 of Part II.

Default Interest Rate Means the aggregate annual rate of LIBOR plus two percent (2.0%).

Default Notice As defined in Section 15.4(b) of Part II.

Deficiency As defined in clause 1.1 of SLA.

Deficiency Notice As defined in clause 1.l of the SLA.

Design Capacity The maximum capacity carrying ability of the Network in accordance with its design.

DS3 Means a 45 Mbps both way digital line section passing between two system Interface Points, together with the interconnection interfaces pertaining thereto, as specified in ITU-T Recommendation G.704.

E1 Means a 2 Mbps both way digital line section passing between two system Interface Points, together with the interconnection interfaces pertaining thereto as specified in ITU-T Recommendation G.704.

Failed Circuit As defined in Section 15.4(c) of Part II.

Force Majeure Event As defined in Section 16 of Part II.

Initial Term As defined in Section 15.1 of Part II.

Interconnection Services Any services relating to the interconnection between a PoP along the Network’s and a local loop terrestrial network.

Insolvency Event Means, in relation to Customer, any of the following: (i) an administration order is granted; (ii) it is unable to pay its debts as they fall due; it enters into a scheme of arrangement or makes a general assignment or an arrangement or composition with or for the benefit of its creditors; (iii) any step is taken to enforce security over or a distress, execution or other similar process is levied or served against the whole or a substantial part of its assets or undertaking, including; without limitation, by a mortgagee, the appointment of a receiver or, administrative receiver, to enforce that security; (iv) a winding-up order is made, meeting convened, resolution passed with a view to its insolvent winding up (v) possession is taken, by or on behalf of any mortgagee (including a debenture holder in respect of a floating charge) of the whole or substantially the whole of its property or undertaking; (vi) any event or circumstance occurs which under the law of any relevant jurisdiction has an analogous or equivalent effect to any of the events listed in provisos (i) to (v) above, inclusive but provided that such event is not cancelled within sixty (60) days from its occurrence

Installation Charge The charge due by Customer for the installation of the ROU Capacity under this Agreement, in the amount set forth in Section III of Part I.

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IPR Means all current and future intellectual property rights which are protected by law in any jurisdiction relevant to this Agreement, including all copyrights, copyright registrations and associated applications; trade marks, brands, service marks, trade dress, trade name, business name or other indicia of origin; registered designs; utility models; design rights; patents; mask-work rights; semi-conductor topography rights; trade secrets; moral rights and author’s rights; and includes all renewals and extension of, and applications for, those rights.

Lead Time Period The period of time stated in the SLA, within which MN shall activate, Reroute or Convert a Circuit, in accordance with Sections 8.1, 8.2 or 8.3, as applicable.

LIBOR Means the London Interbank Offered Rate for one-month dollar deposits, as published in the Wall Street Journal on the first business day of the month in which any payment is due under this Agreement.

Mbps Means megabits per second.

MN Mediterranean Nautilus Limited, a company under the laws of the Republic of Ireland.

NV Aegean Branch Such portion of the MN System linking, or which shall link, the Aegean BU to Istanbul (Turkey) [and to Athens (Greece).]

MN Chania - Athens Segment Such portion of the MN System linking, or which shall link, Chania (Greece), and Athens (Greece).

MN Northern Segment Such portion of the MN System linking, or which shall link, Catania (Italy), Chania (Greece), Haifa (Israel) and Tel Aviv (Israel).

MN Permits Means the permits, licenses, consents, authorizations and approvals required under applicable law for the performance by MN of its obligations under this Agreement with respect to any capacity actually provided and active under this Agreement, but, for the avoidance of doubt, excludes any Customer Permits.

MN Southern Segment Such portion of the MN System linking, or which shall link, Catania (Italy) and Tel Aviv (Israel).

MN System The digital, fiber optic submarine cable system described in Schedule 2.

Network The digital, fiber optic cable network described in Schedule 2, as maybe varied from time to time pursuant to Section 14 of Part II.

Network Interface The nominal DS3 or STM-1 electrical input/output ports, as defined applicable ITU-T G.703 recommendation, on the Digital Distribution Frame (“DDF”) but excluding the DDF itself, where the BNM connects with other transmission facilities or equipment or the STM-N optical input-output ports, in accordance with ITU-T G.957, on the optical distribution frame (“ODF”).

O&M Charges The O&M charges due by Customer under this Agreement as specified in Schedule 7 hereto.

O&M Services As defined in Section 6 of Part II.

Part I Means Part I - Specific Terms and Conditions, of this Capacity Rights of Use Agreement between MN and the Customer.

Part II Means Part II - General Terms and Conditions, of this Capacity Rights of Use Agreement between MN and the Customer.

Permitted Capacity Units Those units of capacity in which Customer may use the ROU Capacity under this Agreement, and that are specified in Section VII of Part I.

Phase As defined in Section 2.2 of Part II.

Each of Phase 1, Phase 2, Phase 3(a), Phase 3(b) and Phase (4). Means the various stages that the MN System is expected to become operational, as described in Schedule 2.

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PoP A location of a Network’s Interface, as described in Schedule 2.

Proprietary Information As defined in Section 19 of Part II.

Reminder Notice As defined in Section 9.4 of Part II.

Revenues Account Means Account No. DDA/010170003801 at Bank Hapoalim New York, Swift Code POALUS33, for Bank Hapoalim London, reference MedNautilus 22962001.

Rerouting Means, with respect to a Circuit, the changing of such Circuit’s terminating point outside Israel. The term “Reroute” shall be construed accordingly.

Rerouting Charges The charges applicable to any Rerouting of a Circuit of ROU capacity, at the rates set forth in Part I.

Rerouting Request A written request sent from the Customer to MN, requesting the Rerouting of a Circuit.

ROU Means, effective as from the date on which Customer has completed payment of the Installation Charge and ROU Charge and subject to and on the terms of this Agreement, an exclusive right to use the ROU Capacity; provided that the applicable ROU(s) granted hereunder shall be limited to the express terms of this Agreement and shall not provide the Customer with any ownership interest, or any rights whatsoever with respect of the Network.

ROU Capacity Such circuit or circuits of capacity along the Network, as described in Section I of Part I.

ROU Charge The charge payable by the Customer for the ROU granted under this Agreement, in the amount stated in Part I.

Schedule 1 Means this Schedule 1 Definitions, of the Agreement, forming an inherent part thereof.

Schedule 2 Means “Schedule 2 - Network Description”, attached to this Agreement as Schedule 2 and forming an inherent part of this Agreement.

Schedule 3 Means “Schedule 3 - Activation Request”, attached to this Agreement as Schedule 3 and forming an inherent part of this Agreement.

Schedule 4 or SLA Means the “Schedule 4 - Service Level Agreement”, attached to this Agreement as Schedule 4 and forming an inherent part of this Agreement.

Second Acceptance Period As defined in Clause 1.3 of the SLA.

Second Deficiency Notice As defined in Clause 1.3 of the SLA.

SLA Prorated O&M As defined in Section 1 of the SLA.

STM-1 Means a 155 Mbit/sec both way digital line section passing between two system Interface Points, together with the interconnection interfaces pertaining thereto as specified in ITU-T Recommendation G.707.

Suspension Warning As defined in Section 15.7 of Part II.

Tax or Taxes, Means any tax, duty or other charges of whatever nature imposed by any taxing or governmental authority.

Transatlantic Capacity Means Transatlantic capacity as described in Schedule 2.

VAT Means value added tax and any consumption tax or other sales tax.

Western European System Means the digital, fiber optic terrestrial-cable network, described in Schedule 2.

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Schedule 2

Network Description

For the purpose of this Agreement, the term “Network” shall mean the network as described in this Schedule 2.

The Network consists, or shall consist of the following: (i) the MN System; (ii) the Lev Cable; (iii) the Western European System; and (iv) Transatlantic Capacity.

1.	MN System

1.1	A digital fiber optic submarine cable system landing at the following points: Catania, Italy; Chania, Greece; Istanbul, Turkey; Haifa, Israel; and Tel Aviv, Israel. The MN system consists of:

(i)	The MN Northern Segment;

(ii)	The MN Southern Segment;

(iii)	The MN Aegean Branch; and

(iv)	The MN Chania - Athens Segment

1.2	(a)The MN Northern Segment lands at the following points: Catania; Italy; Chania, Greece; Haifa, Israel; and Tel Aviv, Israel. The MN Northern Segment shall include the MN Aegean BU.

(b)The MN Southern Segment lands at the following points: Tel Aviv Israel; and Catania; Italy.

(c)The MN Aegean Branch shall connect the MN Aegean BU to Istanbul.

(d) The Chania - Athens Segment shall connect Chania to Athens.

1.3	MN System termination points

Catania; Chania; Athens; Istanbul; Haifa; Tel Aviv.

Landing at Affiliated Facilities.

1.4	MN System Design capacity:

Six (6) fiber pairs cable out of which three (3) fiber pair are routed to the MN Aegean Branch via the MN Aegean BU. The Design Capacity of the MN system is 64 WL of 10 Gbls for each fiber pair.

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The MN System

1.5	Phases of the MN System

(i)	Phase 1: The MN Northern Segment is linked (i) with the Lev Cable, forming a ring configuration; and (ii) with the Western European System.

(ii)	Phase 2: The MN Southern Segment is linked (i) with the MN Northern Segment; and (ii) with the Western European System.

(iii)	Phase 3(a): The MN Aegean Branch shall be linked with the MN Northern Segment. Phase 3(a) shall provide connectivity of the MN Aegean Branch to Athens.

(iv)	Phase 3(b): Phase 3(b) shall provide connectivity of the MN Aegean Branch to Istanbul.

(v)	Phase 4: The MN Chania - Athens Segment shall be linked with the MN Northern Segment and the MN Aegean Branch.

2.	The Western European System

2.1	The Western European System consists of rights of use of MN to capacity over a digital European terrestrial fiber optic WPM network. MN’s rights of use shall be for managed bandwidth or for dedicated wavelength(s).

The Western European System consists of a number of rings connecting the MN System to Network termination points, at each of the following cities:

Catania, Palermo, Rome, Milan, Paris, London, Brussels, Amsterdam, Frankfurt, Barcelona and Zurich.

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2.2	Design capacity

Each wavelength in the Western European System has a capacity of 10Gb/s.

The Western European System

3.	Transatlantic Capacity

MN shall acquire rights of use to capacity from London to New York or Newark as may be required to fulfill its obligations under this Agreement.

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Schedule 3

MedNautilus Network

Feasibility Check & Capacity Activation Request

This Activation request shall be respected subjected to:

1.	Prior agreement made with MN.

2.	Feasibility approval by MN.

To:	Med Nautilus Network Administrator	Tel.:
	E-mail:	Fax:

Please activate the capacity as follows:	☐ Wholly Owned	☐ Matched

Side A	Side B

Client:	Client:

Bit Rate:	From:	To:
Designation:
Requested Activation Date:
Remarks:

1.	Requested termination points of MedNautilus service and contact person for circuit line up:

	Name	Telephone	Fax	Email
End Point A
Site name & address:
End Point B
Site name & address:

Accounting contact point for client side A:

	Name	Telephone	Fax	Email
Invoice for capacity capacity invoice mailing address:
Invoices for OM&A
OM&A invoice mailing address:
Accounting contact point for client Side B:

	Name	Telephone	Fax	Email
Invoice for capacity capacity invoice mailing address:
invoices for OM&A
OM&A invoice mailing address:

Signatures		Signatures
	Client Side A		Client Side B

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Schedule 4

Service Level Agreement

1. Acceptance Tasting

1.1 Prior to the delivery of a Circuit, MN will conduct a test between the two (2) points on the Network up to the relevant ODF/DDF, and the results will be made available to the Customer. Upon receipt of said test results, Customer shall have ten (10) Business Days (the “Acceptance Period”) to test the Circuit and confirm that it meets the requirements according to the ITU-T Recommendations M.2100 or M.2101. At the end of the Acceptance Period, the Circuit will be deemed as “accepted” as of the day the Circuit and results were made available to Customer, unless Customer delivers a written notice to MN before the expiry of the Acceptance Period, identifying the deficiency or non-compliance of said Circuit with the requirements specified in ITU-T Rec. M.2100 or M.2101 (a “Deficiency Notice”). Customer shall only be entitled to reject a Circuit for the reason of such Circuit’s non-compliance with the requirements specified in ITU-T Rec. M.2100 or M.2101 (a “Deficiency”).

1.2 In the event that MN confirms the Deficiency, MN shall indicate when it will be able to remedy the said Deficiency and shall proceed to re-test the Circuit for compliance with the requirements of ITU-T Recommendations M.2100 or M.2101.

1.3 In the event MN does not confirm such Deficiency, the Customer shall have an additional five (5) Business Days (the “Second Acceptance Period”) to test the Circuit and confirm that it meets the requirements specified in this clause 1.1. At the end of the Second Acceptance Period the Circuit will be deemed as “accepted” on the day the results were first made available to Customer, unless Customer delivers a valid notice to MN within the Second Acceptance Period specifically identifying the Deficiency of said Circuit “Second Deficiency Notice”) and MN can confirm such Deficiency.

1.4 A Circuit shall be considered “accepted” under this Agreement.

(i) In the event no Deficiency under ITU-T Recommendations M.2100 or M.2101 was properly identified in accordance with the procedures set forth in Clauses 1.1 and/or 1.3; on the date such Circuit was first delivered to the Customer, and

(ii) in the event Met a Deficiency under ITU-T Recommendations M.2100 or M.210T was properly identified by Customer in a properly delivered Deficiency Notice pursuant to Clause 1.1 and/or 1.3: on the date such Deficiency was remedied.

2 Lead-time Period for activation (Conversions, Rerouting)

The Lead-time Period for activation of a Circuit is stated in Section 8 of Part II. If MN does not activate the relevant Circuit within the Lead time Period, for each day beyond the Lead time Period, Customer shall be entitled to a credit in the amount of 0.5% of the annual O&M charges applicable to the relevant Circuit, as prorated in proportion to the ROU Capacity (ouch portion of the annual O&M charge, hereinafter “SLA Prorated O&M”; for the avoidance of doubt “prorated” means the ratio of the Circuit to the RoU Capacity). Such credit will be applied towards Customer’s payment of O&M charges due for the following quarter. MN will use reasonable endeavors provide Customer with the relevant Circuit’s demarcation points information applicable to each requested circuit within thirty (30) days from the submission of an Activation Request.

Execution Version

3. Trouble Ticket Opening

Any Faults shall be reported to Mediterranean Nautilus Local Operation Centro (the “LOC”). Following a called-in Fault report the LOC shall issue a trouble ticket (“Trouble Ticket”) and shall assign a Trouble Ticket reference number.

4. Trouble Ticket Closure

Once the Fault is remedied, the LOC will contact the Customer to confirm that the Fault was remedied. The Trouble Ticket will be closed in coordination with the Customer. The Customer will be given at least twenty-four (24) hours to re-test the Circuit and confirm that the Fault was remedied.

5. Unavailable Period

Unavailable periods (“Unavailable Period(s)”) of a Circuit are defined as the sum of (i) periods for the duration of the fault between the opening and closure of Trouble Tickets for those Faults for which the Fault is MN’s responsibility and (ii) periods of unavailability between two (2) points of the Network, as defined in Schedule I, for which no Trouble Ticket was opened. Excluded are any Faults caused by acts or omissions of the Customer (or its customer) or caused by any Customer Equipment (or equipment of Customer’s customer). The duration of any Unavailable Period will be determined at the Parties’ quarterly meetings based upon internal records and the respective Trouble Ticket.

6. Network Availability

Network availability is calculated as the measurement period minus the sum of Unavailable Periods during that measurement period, expressed as a percentage.

Service over the Network is unavailable for every period starting with ten consecutive Severely Errored Seconds and ending at the onset of ten consecutive seconds with no Severely Errored Seconds. Severely Errored Second (SES) means a one-second period, which contains 30% errored blocks.

Scheduled maintenance (“Scheduled Maintenance”) is aimed to maintain and/or to improve the Network performance and/or to enhance and/or to upgrade the Network (in whole or in part). Emergency maintenance (“Emergency Maintenance”) is aimed to address situations where a service quality of one or more Circuits over the MN System and/or the Western European System is degraded or is about to be degraded and a maintenance activity is required to restore or to guarantee the normal network performance.

Scheduled Maintenance shall be carried out at such times, as may be determined by MN. MN shall inform the Customer by E-mail or fax, and by phone, to the contact designated by the Customer, of any Scheduled Maintenance which may lead to service disruption, at lean ten (10) days before such maintenance functions are performed.

MN shall remind the Customer by E-mail or fax, and by phone, to the contact designated by the Customer, of the Scheduled Maintenance, at least forty-eight (48) hours before such maintenance functions are performed. Scheduled Maintenance shall be coordinated with the Customer, and shall be performed at off-peak hours (outside of normal business hours).

MN shall, to the extent possible, notify Customer of any Emergency Maintenance, by E-mail or by fax and by phone, at least forty eight (48) hours before such maintenance functions are performed.

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Execution Version

For the purpose of this Agreement, eight (8) hours per year shall be allocated to Scheduled Maintenance and two (2) hours per year shall be allocated to Emergency Maintenance. The sum of Scheduled Maintenance and Emergency Maintenance shall not exceed eight (8) hours per year. Only periods of time in excess of such eight (8) hours period shall count as non-availability of the service. The total service non-availability time, due to Scheduled Maintenance, is not expected to exceed eight (8) hours per calendar year. Time in excess of this period shall be counted as non-availability of the service.

Periods of unavailability, resulting from Scheduled Maintenance or Emergency Maintenance performed without a prior notice to the Customer in accordance with this SLA (10 days for Scheduled Maintenance and/or 48 hours for Emergency Maintenance) shall be deemed as unavailable periods of the Circuit (TCU).

Service - Availability	=	TCS - TCU - TCM	X 100
TCS - TCM

Where:

TCS =	The total time (counted over 24 hours per day, 7 days per week), during which the Circuit was in operation during that month. TCS for the month in which the Circuit was accepted by the Customer, shall be calculated from the acceptance date until the end of the month.

TCU =	The total duration of all unavailable periods of the Circuit.

TCM =	The total duration of all Circuit outages due to Scheduled and/or Emergency Maintenance, up to a maximum of eight (8) hours in any calendar year.

The target for circuit monthly availability is 99.99%.

If the target is not met, for each 0.1% under the target value, Customer shall be untitled to a 0.5% credit on the SLA Prorated (for the avoidance of doubt prorated means the ratio of the Circuit to the RoU Capacity) O&M applicable for that year. Such credit will be applied towards Customer’s payment of O&M Charges due for the following quarter.

The granting of the credits is contingent upon the Customer having opened a Trouble Ticket with MN’s help desk within two (2) hours after the particular Fault occurrence.

The Customer shall be responsible for identifying any Faults, for which it considers credits are appropriate. Within 30 days of the Fault occurrence, the Customer must submit a credit request in writing to MN for review.

7. Mean Time to Repair (“MTTR”)

The commitments for Circuit MTTR per type of outage in the Network are shown in the following table:

Type of Outage	MTTR Commitment
Equipment outage	4 hours
Outage in Land	14 hours
Segment
Outage in Wet Segment	20 days

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Execution Version

If the commitment is not met, for each hour over the committed value, Customer shall be entitled to a 0.5% credit on the annual SLA Prorated O&M applicable for that year. Such credit will be applied towards Customer’s payment of O&M charges due for the following quarter.

8. For the sake of clarity and notwithstanding any other provision to the contrary to this Agreement, no credits shall be granted pursuant to this SLA regarding any Circuits of ROU Capacity, with respect to which Customer has not made payments of O&M Charges due to a Force Majeure Event or otherwise; or with respect to which Customer has given written notice to MN pursuant to Section 15.4(b) or 15.4(c) of Part II; or with respect to a Circuit during the period in which Customer is exempt from paying O&M Charges with respect to such Circuit pursuant to Section 3(i) of Schedule 7 (the “Exemption Period”).

Notwithstanding the above, if during such Exemption Period, Customer suffered from a major fault an the MN system (not attributed to Force Major) which heavily affected Customer’s capacity customers, the parties will discuss compensation according to this SLA provision only in relation to Customer’s capacity customers.

9. Help Desk

MN provides a help-desk, which is available 24 hours a day, 7 days a week, for opening a trouble ticket and reporting progress and problem resolution to the Customer, plus escalation contacts for problems whose restore time has exceeded the MTTR commitment in Section 4 above:

LOC:	Tel Aviv Local Operating Centre
Tel:	1 800 355 800

E-mail:	tax_noc@mednautilus.co.il
Fax:	+972 3 924 5972

Except expressly stated otherwise, maintenance of local access to the

Network shall be at Customer’s sole responsibility.

MN’s obligations and liability with respect to the service, operation, maintenance or availability of the capacity and/or Network, are limited exclusively to the provisions of this Schedule 4.

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Execution Version

Schedule 5

List of Termination Points along the MN System, the Western European System and in the U.S

1. The following is a list of the Network termination points and/or cross-connection points, as of the date hereof. Column “E” of Table 1 indicates which of the Network termination points shall be available to the Customer pursuant to this Agreement.

Table 1

Item	Country (A)	City (B)	Type (C)	Address (D)	Availability to Customer (E)

1.	Italy	Catania	MN System; MN landing station & PoP	Via Antonino Longo 56 95125 Catania	Yes (as terminating point)

2.	Italy	Palermo	MN System; MN cross connection point	Via Ugo La Malfa 99 Palermo 90146	Yes (as terminating point)

4.	Italy	Rome	Western European System; MN cross connection point	Via Oriolo Romano 257 00100 Roma	Yes (as terminating point)

5.	Italy	Milan	Western European System; MN cross connection point	Via Antica di Cassano Cassina de’Pecchi, Malpaga 20060 Milan	Yes (as terminating point)

7.	Greece	Athens	MN System; MN landing station and PoP	Thesi Alonistra 19400 Koropi Attiki Greece	Yes (as terminating point)

8.	Greece	Athens	MN System; MN IDC and city PoP	Ermou 37 144 52 Metamorfosi AttikiGreece	Yes (as terminating point)

9.	Israel	Haifa	MN System; MN IDC & landing station	1 Carmelim Street Tirat HaCarmel 39031	Yes (as terminating point)

10.	Israel	Petach Tikva	MN System; MN IDC & landing station	94 Jabotonsky Street Petach Tikva 49517 Israel	Yes (as terminating point)

12.	The Netherlands	Amsterdam	Western European System; MN cross connection point	Orlyplein 5 DR 1043 Amsterdam, the Netherlands	Yes (as terminating point)

Execution Version

13.	Germany	Frankfurt	Western European System; MN cross connection point	Weismuellerstrasse 19 60314 Frankfurt	Yes (as terminating point)

14.	Switzerland	Zurich	Western European System; MN cross connection point	Aargauerstesse 10 8048 Zurich Herden	Yes (as terminating point)

15.	Belgium	Brussels	Western European System; MN cross connection point	Rue Colonel Bourg 123/125 1140 Brussels	Yes (as terminating point)

16.	France	Paris	Western European System; MN cross connection point	6 Rue Nieuport 78140 Velizy	Yes (as terminating point)

17.	UK	London	Western European System; MN PoP	8-9 Harbour Exchange Square, South Quay London E14 9GE	Yes (as terminating point)

18.	US	New York	MN PoP	Level 3 111 8th Avenue NYC NY USA	Yes (as terminating point)

19.	US	Newark	MN cross-connection point	Teleglobe Colo 165 Halsey Street Newark NJ USA	Yes (as terminating point)

Table 1

For the sake of clarity, customer shall retain the right to terminate any capacity activated prior to the signature of this agreement in the current termination point of such previously activated capacity, notwithstanding the fact that such current termination point is no longer a currently available termination point listed in this Schedule 5.

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Execution Version

Schedule 6

Additional Undertakings by Customer,

Installation Charge and ROU Charge Payment Terms

1. As of the signature date, seven (7) STM-s and five (5) DS-3s Circuits have been activated. Customer hereby undertakes to request the activation of the entire ROU Capacity, not later than December 31, 2004.

2. The Installation Charge and the ROU Charge, in the total sum of [ ]* (in words, [ ]*; such consideration, as may be adjusted pursuant to the provisions of Section IX of Part I hereinafter: the “Aggregate ROU Consideration”), represent as of the Effective Date, a per STM-1 unit price of [ ]* ([ ]*; such per STM-1 unit price, as may be adjusted pursuant to the provisions of Section IX of Part I, hereinafter: the “Applicable Circuit Price”). Without derogating from the foregoing, the Parties acknowledge that the initial per STM-1 unit price was [ ]* ([ ]*) and that the Applicable Circuit Price was calculated and fixed at [ ]* per SIM-1, based on credits granted to Customer based on previous understandings related to capacity leased by Customer during 2002 and 2003. For the sake of clarity, the Applicable Circuit Price under this Agreement as of the Effective Date is [ ]* per STM-1. The Applicable Circuit Price may be adjusted by the Parties pursuant to the provisions of Section IX of Part I.

3. Customer shall pay the Aggregate ROU Consideration in accordance with the provisions of this Section 3.

(a) With respect of each STM-1 Circuit of ROU Capacity, a corresponding charge in the amount of the STM-1 Applicable Circuit Price shall accrue as of the date of receipt by MN of the Activation Request, requesting the activation of such Circuit.

(b) Customer shall pay such accruing STM-1 Applicable Circuit Price in twenty nine (29) equal monthly installments of [ ]* ([ ]*) per STM-1 Circuit of ROU Capacity activated pursuant to this Agreement. MN shall render invoices for such monthly installments on a “net + 45 days” basis.

In the event Customer activates DS3 Circuit(s) pursuant to Part I, then the Applicable Circuit Price shall cover the activation of three (3) DS3 Circuits and shall be invoiced to Customer as follows: (i) upon receipt of an Activation Request in relation to the first DS3, an invoice shall be rendered for fifty percent (50%) of the Applicable Circuit Price; and (ii) upon receipt of an Activation Request in relation to the second DS3, an invoice shall be rendered for fifty percent (50%) of the Applicable Circuit Price. No invoice shall be rendered in connection with the activation of the third DS3 Circuit.

(c) Notwithstanding Sections 3(a) and 3(b) above, the Applicable Circuit Price related to the activation of the sixth (6th) and seventh (7th) STM-1 Circuits of ROU Capacity, shall be invoiced to Customer in twenty nine (29) monthly installments commencing on the seventh (7th) month following such 6th and 7th Circuits’ activation; provided, that those circuits were activated before December 31 2004 in accordance with Section 1 above.

*	This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 406 of the Securities Act of 1933, as amended. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

Execution Version

Schedule 7

O&M Charges

1. Customer hereby undertakes to pay O&M Charges with respect of any Circuits of ROU Capacity activated pursuant to this Agreement, as set forth in this Schedule 7.

2. The O&M Charges due by Customer shall be in the amounts set forth below:

Circuit of ROU Capacity	Applicable O&M Charge per STM-1 Circuit, per annum
Any STM-1 Circuit of ROU Capacity activated from Israel to Europe. DS3 Circuits to be prorated accordingly.	[ ]*

Any STM-1 Circuit of ROU Capacity activated from Israel to New York. DS3 Circuits to be prorated accordingly.	[ ]*

Table 2: O&M Charges

3. O&M Charges with respect to each Circuit of ROU capacity activated pursuant to this Agreement shall accrue as follows:

(i) In the event Customer is and has been acting in compliance with the provisions of Section 1 of Schedule 6, beginning the thirtieth (30th) month after the date of its activation; or

(ii) In the event Customer is not (or has not been) acting in compliance with the provisions of Section 1 of Schedule 6, beginning the date of its activation.

4. O&M Charges shall be invoiced quarterly and in advance and shall be payable on a “net + 45 days” basis.

5. Following July 1 2008, Customer shall be entitled to notify MN, by giving ninety (90) days advance written notice, of the cancellation of a Circuit of ROU Capacity; provided, however, that no ROU Charge payments or O&M Charges are due in respect of such cancelled Circuit. In such event, MN shall disconnect the relevant Circuit and O&M Charges shall cease to accrue, effective 90 days from receipt by MN of such notice. Such cancellation shall not entitle Customer to any refunds of any portions of the ROU Charge or Installation Charge.

6. In the event of a significant decrease in the market prices of O&M charges for capacity along the MN System, MN shall conduct a pricing review of the O&M Charges under this Agreement.

*	This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 406 of the Securities Act of 1933, as amended. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.